Exhibit 99.1

AspenBio Announces Dismissal of Class Action and Chipman Lawsuits by U. S. District Court

CASTLE ROCK, Colo., September 18, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), an in vitro diagnostic company, today announced that the United States District Court for Colorado has dismissed and entered judgment without prejudice in both the class action lawsuit (Case No. 11-cv-00165-REB-KMT) against the company and certain of its former or current officers and directors, and the Mark Chipman lawsuit (Case No. 11-cv-00163-REB-KMT) against the company.

"We are very pleased with the court's decisions," stated Steve Lundy, President and CEO of AspenBio.  “We continue to execute on our priority of advancing AppyScore™ toward commercialization.”

About AspenBio Pharma
AspenBio Pharma, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its lead product, AppyScore.  AppyScore is a unique blood-based test with projected high sensitivity and negative predictive value that is designed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  AppyScore is initially being developed for pediatric, adolescent and young adult patients with abdominal pain as this population is at the highest risk for appendicitis as well having the highest risk of the long-term health effects associated with CT imaging.  For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance or approval, complete and obtain CE Mark, cost effectively manufacture and generate revenues from AppyScore, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Final Prospectus filed on June 20, 2012.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com